Exhibit (d)(24)

ADVISORY FEE WAIVER AGREEMENT

Agreement (“Agreement”) dated as of the 1st day of April, 2010 by and among NORTHERN INSTITUTIONAL FUNDS (the “Trust”), a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended, NORTHERN TRUST INVESTMENTS, N.A. (“NTI”) and NORTHERN TRUST GLOBAL INVESTMENTS LIMITED (“NTGIL”) (each an “Adviser” and together, the “Advisers”).

WHEREAS, NTI serves as investment adviser to each portfolio of the Trust and NTGIL serves as co-investment adviser to the International Growth Portfolio pursuant to an Amended and Restated Investment Advisory Agreement (the “Advisory Agreement”) between the Trust and the Advisers dated January 29, 2008, as amended.

WHEREAS, the parties to this Agreement wish to provide for an undertaking by the Advisers to limit investment advisory fees of each of the portfolios of the Trust set forth on Exhibit A hereto in order to improve the performance of each such portfolio.

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1. The Advisers shall, from the date of this Agreement, waive all or a portion of their investment advisory fees so that after such waiver the maximum investment advisory fees that the Advisers shall be entitled to receive for the portfolios of the Trust set forth on Exhibit A hereto shall not exceed the amounts set forth on Exhibit A.

2. The termination date of this Agreement is April 1, 2011 (the “Initial Term”). This Agreement shall continue automatically for periods of one year (each such one year period, a “Renewal Year”). This Agreement may be terminated, as to any succeeding Renewal Year, by either party upon 60 days’ written notice prior to the end of the current Initial Term or then current Renewal Year.

3. The Advisers acknowledge and agree that they shall not be entitled to collect on or make a claim for waived fees that are the subject of this Agreement at any time in the future.

4. This Agreement may be terminated by the Trust’s Board of Trustees, with respect to any Portfolio, at any time if it determines that such termination is in the best interest of the Portfolio and its shareholders.

5. This Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

NORTHERN INSTITUTIONAL FUNDS

By:	/s/ Lloyd A. Wennlund
Name:	Lloyd A. Wennlund
Title:	President

NORTHERN TRUST INVESTMENTS, N.A.

By:	/s/ Eric Schweitzer
Name:	Eric Schweitzer
Title:	Senior Vice President

NORTHERN TRUST GLOBAL INVESTMENTS LIMITED

By:	/s/ Mark Gossett
Name:	Mark Gossett
Title:	Executive Vice President

Exhibit A

The Northern Institutional Funds

Name of Portfolio	Advisory Fee After Waiver
International Growth Portfolio	0.80%
Small Company Growth Portfolio	0.80%
Mid Cap Growth Portfolio	0.80%
Focused Growth Portfolio	0.75%
Diversified Growth Portfolio	0.65%
Bond Portfolio	0.25%
Core Bond Portfolio	0.25%
U.S. Treasury Index Portfolio	0.15%
Intermediate Bond Portfolio	0.25%
Short Bond Portfolio	0.25%
U.S. Government Securities Portfolio	0.25%
Government Select Portfolio	0.10%
Treasury Portfolio	0.10%
Municipal Portfolio	0.10%
Global Tactical Asset Allocation Portfolio	0.15%
Liquid Assets Portfolio	0.00%
Prime Obligations Portfolio	0.10%